FOR IMMEDIATE RELEASE

USCF ANNOUNCES CHANGES TO PRODUCT LINE

Oakland, CA – August 7, 2018. United States Commodity Funds LLC (USCF), a sponsor of exchange-traded products, plans to close and liquidate three of its exchange-traded products. On August 7, 2018, the Board of Directors of the Company authorized and approved the closing and liquidation each of the following funds (the Funds) together with a plan of liquidation for each Fund:

United States Agriculture Index Fund (USAG)

United States Short Oil Fund, LP (DNO)

United States Diesel-Heating Oil Fund, LP (UHN)

As of the close of regular trading on the NYSE Arca, Inc. (NYSE Arca) on September 6, 2018, the Funds will no longer accept orders for Creation Baskets or Redemption Baskets (as such terms are defined in the applicable Fund’s prospectus) from authorized participants. Trading in the shares of the Funds on the NYSE Arca, will be suspended prior to the open of market on September 7, 2018 and beginning on that date, there can be no assurance that there will be a secondary market for the shares. Shareholders may sell their holdings before September 7, 2018 and customary brokerage charges may apply to such transactions.

On or about September 6, 2018, the Funds will begin the process of liquidating their respective portfolios. As a result, the Funds’ cash holdings will increase, and the Funds will no longer be managed in accordance with their investment objectives.

The liquidation date for all the Funds will be September 12, 2018 and the proceeds of the liquidation are scheduled to be sent to shareholders of the Funds on or about September 13, 2018.

These distributions to shareholders will be treated as liquidating distributions for U.S. federal income tax purposes and shareholders are encouraged to consult their own tax advisors concerning the impact of the liquidation of the Funds in light of their own unique circumstances.

Notice is being given to the limited partners of each of United States Short Oil Fund, LP (DNO) and United States Diesel-Heating Oil Fund, LP (UHN) (as such term is defined under each fund’s respective Third Amended and Restated Agreement of Limited Partnership dated as of December 15, 2017) that effective as of 5:00 p.m. (prevailing Eastern Time) on September 13, 2018, each of the limited partners shall withdraw entirely from DNO and UHN, respectively, without further action. The effect of the withdrawal of all the limited partners of each of DNO and UHN will be dissolution of those funds.

For more information, please call 1-800-920-0259 or visit www.uscfinvestments.com.

About USCF

USCF operates on the leading edge of exchange-traded product (ETP) and exchange-traded fund (ETF) innovation. The firm broke new ground with the launch of the first oil ETP, the United States Oil Fund, LP (USO), in 2006. Over the next decade, USCF designed and issued fifteen more ETPs and ETFS, as well as a mutual fund, across commodity and equity asset classes. USCF currently manages over $3 billion in assets from its headquarters in Oakland, California.

Media Contact:

Katie Rooney

Chief Marketing Officer

Phone: 614.775.1246

Email Address: krooney@uscfinvestments.com

Katie Rooney is a registered representatives of ALPS Distributors, Inc.

Commodity trading is highly speculative and involves a high degree of risk. Commodities and futures generally are volatile and are not suitable for all investors. An investor may lose all or substantially all of an investment. Investing in commodity interests subject each Fund to the risks of its related industry. These risks could result in large fluctuations in the price of a particular Fund’s respective shares. Funds that focus on a single sector generally experience greater volatility.

Funds distributed by ALPS Distributors, Inc.